Exhibit 5.1

January 15, 2021

Broadway Financial Corporation
2055 Wilshire Boulevard, Suite 500
Los Angeles, California 90036

Re:	Broadway Financial Corporation – Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Broadway Financial Corporation, a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed on January 15, 2021 by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration under the Act of each of the following: (i) 13,999,871 shares of Class A Common Stock, par value $0.01 per share, of the Company (the “Class A Common Stock”),  together with one preferred share purchase right (collectively, “Rights”) deemed to be attached to and issued with each such share pursuant to the Company’s Stockholder Rights Plan (as defined in the joint proxy statement/prospectus that forms a part of the Registration Statement); (ii) 11,404,622 shares of Class B Common Stock, par value $0.01 per share, of the Company (the “Class B Common Stock”), together with one attached Right for each such share ; and (iii) 3,000 shares of Fixed Rate Cumulative Redeemable Perpetual Preferred Stock, Series A, par value $0.01 per share (together with the Class A Common Stock and the Class B Common Stock, the “Shares”) to be issued in connection with the merger of CFBanc Corporation, a corporation organized under the laws of the District of Columbia (“CFBanc”), with and into the Company, with the Company continuing as the surviving corporation (the “Merger”) pursuant to the Agreement and Plan of Merger, dated as of August 25, 2020, by and between the Company and CFBanc, as amended on January 14, 2021 (together, the “Merger Agreement”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Act.

In rendering the opinions set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the forms of each of (i) the amended and restated certificate of incorporation of the Company (the “Amended Certificate of Incorporation”) and (ii) the Merger Agreement, in each case, as filed as an exhibit to the Registration

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Broadway Financial Corporation

Statement, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In our examination, we have assumed, without independent investigation, (a) the genuineness of the signatures on all documents that we have examined, (b) the legal capacity of all natural persons, (c) the authenticity of all documents supplied to us as originals, (d) the conformity to the authentic originals of all documents supplied to us as certified, photostatic, facsimile, electronic or otherwise reproduced copies and (e) the authenticity of the originals of such latter documents.

We have also assumed that (a) the Company’s stockholders will approve and adopt the Amended Certificate of Incorporation and the Merger Agreement and the consummation of the transactions as contemplated thereby, (b) all of the Shares issued pursuant to the Merger will be issued in the manner described in the joint proxy statement/prospectus included in the Registration Statement and in accordance with the terms of the Merger Agreement, (c) prior to the issuance of the Shares, the Amended Certificate of Incorporation of the Company will be approved by the stockholders of the Company and filed with the Secretary of State of the State of Delaware in the form thereof filed as an exhibit to the Registration Statement, and (d) the board of directors of the Company acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Company’s Stockholder Rights Plan .

In rendering the opinions set forth below, we do not express any opinion as to the effect or application of any laws or regulations other than the General Corporation Law of the State of Delaware. As to matters governed by such law, we have relied exclusively on the latest standard compilations thereof as reproduced in commonly accepted unofficial publications available to us.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that (a) the Shares, when issued in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and nonassessable and (b) the Rights will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

We call your attention to the facts that (i) our opinion concerning the Rights does not address any determination a court of competent jurisdiction may make regarding whether the board of directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time, (ii) such opinion addresses the Rights and the Stockholder Rights Plan  in their entirety and not any particular provision thereof, and (iii)

Broadway Financial Corporation

it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

The opinions set forth above are limited to the matters expressly set forth herein, and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we undertake no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the heading “Legal Matters” in the joint proxy statement/prospectus included in the Registration Statement.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Arnold & Porter Kaye Scholer LLP